Exhibit 21

REGISTRANT

POLARIS INDUSTRIES INC.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
7161549 Canada, Inc.	Manitoba, Canada
Goupil Industrie S.A.	France
Goupil Bail S.A.S.	France
Indian Motorcycle Company	Delaware
Indian Motorcycle International, LLC	Delaware
Indian Motorcycle USA, LLC	Delaware
Polaris Acceptance Inc.	Minnesota
Polaris Direct Inc.	Minnesota
Polaris Industries Inc.	Delaware
Polaris Industries Ltd.	Manitoba, Canada
Polaris Industries Manufacturing LLC	Minnesota
Polaris Insurance Services LLC	Minnesota
Polaris Sales Europe Inc.	Minnesota
Polaris Sales Inc.	Minnesota
Robin Manufacturing U.S.A. Inc. (40%)	Delaware
North Pole Star, LLC	Mexico
Polaris Britain Limited	United Kingdom
Polaris France S.A.	France
Polaris Germany GmbH	Germany
Polaris India Private Ltd.	India
Polaris Norway AS	Norway
Polaris of Brazil Import and Trade of Vehicles and Motorcycles LLC	Brazil
Polaris Sales Australia Pty Ltd.	Australia
Polaris Sales Europe Sarl	Switzerland
Polaris Sales Spain, S.L.	Spain
Polaris Scandinavia AB	Sweden
Polaris Trading (Shanghai) Ltd.	China
Swissauto powersports LLC	Switzerland
Victory Motorcycles Australia Pty Ltd	Australia